Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Annual Report of Border Management, Inc. on Form 10-KSB of our report dated February 27, 2007 with respect to our audit of the financial statements of Border Management, Inc. as of December 31, 2006.

/s/ UHY LDMB Advisors Inc.
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UHY LDMB Advisors Inc.
Chartered Accountants
Surrey, British Columbia

March 27, 2007